Exhibit 99.1 – Joint Filer Information

Designated Filer: Graham Holdings Company

Issuer & Ticker Symbol: SmartPros Ltd. [SPRO]

Date of Event Requiring Statement: October 21, 2015

Joint Filers:

1.	Name:	Graham Holdings Company
	Address:	1300 North 17th Street, Arlington, Virginia, 22209

2.	Name:	Kaplan, Inc.
	Address:	6301 Kaplan University Ave. Fort Lauderdale, FL 33309

3.	Name:	Iowa College Acquisition, LLC
	Address:	550 West Van Buren St, Chicago, IL 60607

4.	Name:	DF Institute, LLC
	Address:	332 Front Street, Suite 500, La Crosse, WI 54601

5.	Name:	SPL Merger Corp.
	Address:	750 Third Avenue, 8th Floor, New York, NY 10017